Exhibit 3.1
ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:                                                      E MED FUTURE, INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

The aggregate number of shares which the Corporation shall have the authority to issue is 50,000,000, having a par value of $0.001 per share.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

The aggregate number of shares which the Corporation shall have the authority to issue is 200,000,000, having a par value of $0.001 per share.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Effective upon the filing by the Secretary of State of Nevada of this Certificate of Change filed Pursuant to NRS 78.209 (the “Effective Time”), each ten (10) shares of Common Stock (“Old Stock”) issued and outstanding shall automatically without any action by the holder thereof, be changed and reclassified into one (1) share of fully-paid and non-assessable Common Stock (“New Stock”) and each certificate which prior to the Effective Time represented ten (10) shares of the Old Stock shall, from and after the Effective Time be deemed to represent one (1) share of the New Stock.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Any owner of less than a single full share of New Stock shall be entitled to receive the next highest number of full sharers of New Stock in lieu of such fractional interest.

7. Effective date and time of filing: (optional)

Effective upon the filing by the Secretary of State of Nevada of this Certificate of Change filed Pursuant to NRS 78.209

8. Signature: (required) (must not be later than 90 days after the certificate is filed)

/s/Donald Sullivan	President & Chairman of the Board
Signature of officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split
Revised: 8-31-11